Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 6, 2026

HURCO REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2026

INDIANAPOLIS, INDIANA – March 6, 2026 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the first fiscal quarter ended January 31, 2026. Hurco recorded a net loss of $3,468,000, or $0.54 loss per diluted share, for the first quarter of fiscal year 2026, compared to a net loss of $4,320,000, or $0.67 loss per diluted share, for the corresponding period in fiscal year 2025.

Sales and service fees for the first quarter of fiscal year 2026 were $42,868,000, a decrease of $3,546,000, or 8%, compared to the corresponding prior year period, and included a favorable currency impact of $1,813,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “Our orders have picked up considerably in the U.S. despite the increase in tariffs, overall gross profit (as a percentage of sales) has improved reflecting cost reductions and containment, and continued working capital efficiency reflects our steadfast focus on a strong balance sheet. We have made meaningful progress to our financial position and remain committed to managing the business for the long-term sustainable future. Seeing improved order activity in the US affirms what we have been anticipating and hoping to see in the global market. We would like to see this trend continue on a broader scale, and we will remain focused on a potential recovery in 2026.”

The following table sets forth net sales and service fees by geographic region for the first fiscal quarter ended January 31, 2026, and 2025 (dollars in thousands):

	Three Months Ended
	January 31,
	2026	2025	$ Change	% Change
Americas	$16,656	$18,108	($1,452)	(8)%
Europe	20,547	21,614	(1,067)	(5)%
Asia Pacific	5,665	6,692	(1,027)	(15)%
Total	$42,868	$46,414	($3,546)	(8)%

Sales in the Americas for the first quarter of fiscal year 2026 decreased by 8%, compared to the corresponding period in fiscal year 2025, primarily due to a decreased volume of shipments of Milltronics vertical milling and toolroom machines.

European sales for the first quarter of fiscal year 2026 decreased by 5%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of 8%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease in European sales for the first quarter of fiscal year 2026 was primarily attributable to a decreased volume of shipments of Hurco VM machines and lathes in the UK and Germany.  In addition to the decreased machine sales for the quarter, European sales also reflected a decline in shipments of accessories manufactured by our wholly owned Italian subsidiary, LCM Precision Technology S.r.l. (“LCM”).

Asian Pacific sales for the first quarter of fiscal year 2026 decreased by 15%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease in Asian Pacific sales primarily resulted from a lower volume of shipments of Hurco machines in China and India.

Orders for the first quarter of fiscal year 2026 were $41,980,000, an increase of $1,895,000, or 5%, compared to the corresponding period in fiscal year 2025, and included a favorable currency impact of $1,506,000, or 4%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the first fiscal quarter ended January 31, 2026, and 2025 (dollars in thousands):

	Three Months Ended
	January 31,
	2026	2025	$ Change	% Change
Americas	$17,301	$14,643	$2,658	18%
Europe	18,966	19,370	(404)	(2)%
Asia Pacific	5,713	6,072	(359)	(6)%
Total	$41,980	$40,085	$1,895	5%

Orders in the Americas for the first quarter of fiscal year 2026 increased by 18%, compared to the corresponding period in fiscal year 2025, primarily due to increased customer demand for Hurco and Takumi machines.

European orders for the first quarter of fiscal year 2026 decreased by 2%, compared to the corresponding prior year period, and included a favorable currency impact of 8%, when translating foreign orders to U.S. dollars. The decrease in orders was driven primarily by decreased customer demand for Hurco and Takumi machines in Germany, France, Italy and the U.K., partially offset by increased customer demand for electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the first quarter of fiscal year 2026 decreased by 6%, compared to the corresponding prior year period, and included an unfavorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The decrease in Asian Pacific orders was driven primarily by a decrease in customer demand for Hurco machines in China, partially offset by increased customer demand for Hurco and Takumi machines in India.

Gross profit for the first quarter of fiscal year 2026 was $7,938,000, or 19% of sales, compared to $8,290,000, or 18% of sales, for the corresponding prior year period. The year-over-year increase in gross profit as a percentage of sales was primarily due to a greater sales mix of Hurco and Takumi higher-performance machines and improved leverage of fixed costs allocated to sales and production volumes.

Selling, general, and administrative expenses for the first quarter of fiscal year 2026 were $11,108,000, or 26% of sales, compared to $10,382,000, or 22% of sales, in the corresponding fiscal year 2025 period, and included an unfavorable currency impact of $402,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year increase in selling, general and administrative expenses for the quarter reflected the unfavorable currency impact and increased employee benefits costs.

Income tax expense for the first quarter of fiscal year 2026 was $461,000, compared to $2,041,000 for the corresponding prior year period. The year-over-year change was primarily due to a $1,232,000 valuation allowance recorded during the first quarter of 2025 on our Italian deferred tax assets and changes in geographic mix of income and loss that includes jurisdictions with differing tax rates.  A full valuation allowance has been recorded against our Italian, U.S., and Chinese deferred tax assets as of January 31, 2026 based on our conclusion that the deferred tax assets were not more likely than not to be recognized.

Cash and cash equivalents totaled $48,011,000 at January 31, 2026, compared to $48,713,000 at October 31, 2025. Working capital was $169,506,000 at January 31, 2026, compared to $173,055,000 at October 31, 2025. The decrease in working capital was primarily driven by an increase in accounts payable and a decrease in inventories.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, and the U.S., and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com.

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended January 31,
	2026	2025

	(unaudited)
Sales and service fees	$ 42,868	$ 46,414
Cost of sales and service	34,930	38,124

Gross profit	7,938	8,290
Selling, general and administrative expenses	11,108	10,382

Operating (loss) income	(3,170)	(2,092)
Interest expense	6	58
Interest income	42	94
Investment income	105	161
Other income (expense), net	22	(384)
(Loss) income before taxes	(3,007)	(2,279)
Provision (benefit) for income taxes	461	2,041
Net (loss) income	($ 3,468)	($ 4,320)

(Loss) income per common share
Basic	($ 0.54)	($ 0.67)
Diluted	($ 0.54)	($ 0.67)
Weighted average common shares outstanding
Basic	6,425	6,459
Diluted	6,425	6,459

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended January 31,
Operating Data:	2026	2025

	(unaudited)
Gross margin	19%	18%
SG&A expense as a percentage of sales	26%	22%
Operating (loss) income as a percentage of sales	(7)%	(5)%
Pre-tax (loss) income as a percentage of sales	(7)%	(5)%
Effective tax rate	(15)%	(90)%
Depreciation and amortization	$ 569	$ 710
Capital expenditures	$ 610	$ 556

Balance Sheet Data:	1/31/2026	10/31/2025
Working capital	$ 169,506	$ 173,055
Days sales outstanding	51	42
Inventory turns	1.0	1.0
Capitalization
Total debt	--	--
Shareholders' equity	195,031	198,787
Total	$ 195,031	$ 198,787

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	January 31,	October 31,
	2026	2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 48,011	$ 48,713
Accounts receivable, net	25,832	27,928
Inventories	141,735	142,931
Derivative assets	82	263
Prepaid and other assets	7,064	5,243
Total current assets	222,724	225,078

Property and equipment:
Land	1,046	1,046
Building	7,381	7,381
Machinery and equipment	25,967	26,061
Leasehold improvements	4,543	4,569
	38,937	39,057
Less accumulated depreciation and amortization	(31,294)	(31,083)
Total property and equipment, net	7,643	7,974

Non-current assets:
Software development costs, less accumulated amortization	8,438	8,090
Intangible assets, net	415	627
Operating lease - right of use assets, net	11,171	11,560
Deferred income taxes	792	794
Investments	9,111	9,005
Other assets	1,241	1,170
Total non-current assets	31,168	31,246

Total assets	$ 261,535	$ 264,298

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 27,577	$ 26,074
Customer deposits	5,430	4,788
Derivative liabilities	3,134	3,084
Operating lease liabilities	4,381	4,374
Accrued payroll and employee benefits	6,266	7,474
Accrued income taxes	1,682	1,472
Accrued expenses	3,786	3,790
Accrued warranty expenses	962	967
Total current liabilities	53,218	52,023

Non-current liabilities:
Deferred income taxes	32	38
Accrued tax liability	-	-
Operating lease liabilities	7,181	7,560
Deferred credits and other	6,073	5,890
Total non-current liabilities	13,286	13,488

Commitment and contingencies	-	-

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,637,605 and 6,569,224 shares issued and 6,446,454 and 6,402,396 shares outstanding, as of January 31, 2026 and October 31, 2025, respectively	645	640
Additional paid-in capital	61,165	60,850
Retained earnings	142,837	146,305
Accumulated other comprehensive loss	(9,616)	(9,008)
Total shareholders' equity	195,031	198,787

Total liabilities and shareholders' equity	$ 261,535	$ 264,298